Exhibit 10.2

GLOBALOPTIONS, INC.
EMPLOYMENT AND NONCOMPETITION AGREEMENT

This Employment Agreement (the "Agreement"), made this 5th day of September, 2008 is entered into by and between GlobalOptions, Inc., a Delaware corporation, with its principal place of business at 75 Rockefeller Plaza, 27th Floor, New York, NY (the "Company"), and Halsey Fischer (the "Employee").

The Company desires to continue to employ the Employee, and the Employee desires to continue his employment with the Company.  In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1 ..           Term of Employment.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the "Commencement Date") and ending upon retirement or termination in accordance with the provisions of Section 4 (the "Employment Period").

2.           Capacity.  The Employee shall serve as President of Investigations. The Employee shall be based at the Company's office in Nashville Tennessee metropolitan area or at such other area as the Company and Employee shall mutually agree.  The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Chief Executive Officer  shall from time to time reasonably assign to him.  The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period, provided however, the Employee shall be free to engage in, outside the Company, all activities that are described in Exhibit A. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.           Compensation and Benefits.

3.1           Effective on the date of employment, the Company shall pay the Employee, a base salary of $250,000 per annum (“Base Salary”).  The Employee shall be eligible for a discretionary bonus up to $125,000.00 based upon approved goals, established by the Compensation Committee formed by the Board of Directors. All bonuses are pro-rated from the date of employment to December 31.  All bonuses set out in this Section shall be payable in accordance with Company policy, which is based upon annual review, unless mutually agreed to by the Employee and Company. Increase in the Base Salary will be based on the Company’s performance as well as Employee’s contribution to that performance, and shall be determined by the Compensation Committee.

3.2           In addition to the bonus set forth in Section 3.1, above, the Employee shall be entitled to participate in all bonus programs that the Company may establish for executives, and other benefit programs that the Company establishes and is entitled to vacation based on the company’s policy, but in no event less than four weeks per annum. In addition to vacation, Employee shall be entitled to personal and/or sick leave based on company policies in effect.  The Employee will be eligible to participate in the Company’s Long Term Incentive Plan.

3.3           The Company shall reimburse Employee for all reasonable business and professional expenses incurred by the Employee in connection with his employment within thirty (30) days of the Company’s receipt of appropriate documentation which conform to the requirements of the Company’s expense reimbursement procedures.

4.           Employment Termination.  The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1           At the election of the Company, for cause, immediately upon written notice by the Company to the Employee.  For the purposes of this Section 4.1, "cause" for termination shall be deemed to exist upon: (a) failure to perform the duties and meeting the aforementioned goals as the President after written notice of deficiency and an opportunity of at least thirty(30) days to remedy, or cure a material breach by the Employee of the terms of this Agreement within thirty (30) days of receipt of written notice of such breach from the Company; (b) dishonesty relating to the Employee's duties; (c) gross negligence or willful misconduct relating to the Employee's duties; or (d) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony;

4.2           Upon the death or thirty (30) days after the disability of the Employee.  As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of one hundred and eighty (180) days, regardless of whether consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4.3           At the election of the Employee, after two years from the Commencement Date, unless the Company exercises its right to extend the term for an additional one year period, upon not less than thirty (30) days prior written notice of termination; or

4.4           At the election of the Company, after two years from the Commencement Date, otherwise than for cause, upon not less than thirty (30) days prior written notice.

4.5           At the election of the Employee, for good reason, in the event the Employee is assigned to a company office outside the Nashville, Tennessee metropolitan area.

5.           Effect of Termination.

5.1           Termination for Cause or at Election of Employee.  In the event the Employee's employment is terminated for cause pursuant to Section 4.1, or at the election of the Employee pursuant to Section 4.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

5.2           Termination for Death.  If the Employee's employment is terminated by death pursuant to Section 4.2, the Company shall pay to the estate of the Employee the compensation, including bonuses, and which would otherwise be payable to the Employee up to the end of the second month following the month in which the termination of his employment because of death occurs.

5.3           Termination for Disability.  If the Employee's employment is terminated at the election of the Company pursuant to Section 4.2, the Company shall pay to the Employee, in accordance with the Company's payroll practices (i) the compensation, excluding bonuses, and which would otherwise be payable to the Employee up to the end of the second month following the month in which the termination of his employment occurs, and (ii) all bonus payments that the Employee would have been entitled to receive during the Employment Period had the Employee's employment not been terminated. Any Disability Insurance shall be payable as the Employee instructed pursuant to such policy.

5.4           Termination by the Company without Cause or By Employee for Good Reason.  If the Employee’s Employment is terminated (a) at the election of the Company pursuant to Section 4.4, or (b) at the election of Employee pursuant to Section 4.5, the Company shall pay to the Employee as severance pay, in accordance with the Company’s payroll practices, his then current Base Salary and medical and dental medical insurance, long term disability and term life insurance at the Company’s expense for the lower of: (i)  period of six (6) months from the date of Termination; or (ii) the remaining term of this Agreement . Employee will not be required to mitigate the amount of any payment provided in this Section 5.4 by seeking other employment or otherwise, nor will the amount of any payment provided for in this paragraph be reduced by any compensation Employee may earn as a result of his subsequent employment by another employer.

5.5           Survival.  The provisions of Sections 6 and 7 shall survive the termination of this Agreement, provided the Company is not in breach of this agreement.

6.           Non-Compete.

6.1           So long as the Company is not in material breach of this Agreement, during the Employment Period and the twelve (12) month period beginning on the day of termination, the Employee will not directly or indirectly, privately or as an employee, individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company):

(a)           recruit, hire, solicit or induce, or attempt to induce, or assist others in hiring, soliciting or inducing, any employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates; or

(b)           solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its affiliates which were contacted, solicited or served by the Employee while employed by the Company.  The terms "client" and "customer" as used herein shall mean such firms or agencies to which the Company or any affiliate of the Company has provided services or sold products within twelve (12) months prior to the date of termination of the Employee's employment.

6.2           The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon the Employee to those that are reasonable and necessary to protect the Company's legitimate interests.

6.3           If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4           The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and/or its affiliates and are considered by the Employee to be reasonable for such purposes.  The Employee agrees that any breach of this Section 6 will cause the Company and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7.           Proprietary Information and Developments.

7.1           Proprietary Information.

(a)           Employee agrees never to reveal the business methods or business secrets (all inclusive) of the Company, its affiliates, or of its customers to anyone other than the Company and authorized customer personnel.   Such business methods and secrets shall include but are not limited to, computer programs, data systems, trade secrets, inventions, products, processes, methods, techniques, formulas, compositions, compounds, discoveries, projects, developments, plans, research data, clinical data, financial data, pricing policies, personnel data, customer and supplier lists and all other Company, affiliate or customer business and technological information.  Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)           Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

(c)           Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of affiliates of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

7.2           Other Agreements.  The Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

8.           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon delivery personally, by facsimile or by overnight mail, or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9.           Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter pronouns, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

12.           Governing Law.  This Agreement shall be governed and construed by the laws of the District of Columbia.  No claims may be brought concerning the validity or interpretation of this Agreement other than in the courts of the District of Columbia.

13.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

14.           Arbitration.  The parties agree that any controversy, claim or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, shall be resolved by arbitration in the District of Columbia in accordance with the Employment Dispute Resolution rules of the American Arbitration Association.  The parties agree that the arbitrator shall award the prevailing party all fees and costs incurred by prevailing party in connection with such arbitration.  The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.

15.           Miscellaneous.

15.1           No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3           In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

15.4           Employee understands and agrees that the business ethics of the Company and personal standards and ethics of its employees, must at all times be above reproach, and the Employee agrees to conduct himself in a manner to reflect credit upon the Company.  Employee understands that employment with the Company is contingent upon satisfactory verification of all statements made by Employee in the employment application process and completion of a satisfactory background check.  Employee understands that any illegal use or possession of drugs or controlled substances could result in immediate termination of the employment relationship.  Employee further understands and agrees that he shall not, while employed by the Company, engage in any other employment or business venture without the written consent of the Company, except as provided in Section 2 of this Agreement.  Employee agrees to inform and discuss with the Company any other employment or business venture that may constitute a conflict of interest with the Company.

16.           This Agreement shall not be considered valid unless signed by the Employee and an official authorized by the Company to sign such Agreement.

/s/ Halsey Fischer	9/5/08
Employee	Date

/s/ Harvey Schiller	9/17/08
GlobalOptions, Inc.	Date